Filed Pursuant to Rule-424(b)(3)
Registration Statement No. 333-167377
PROSPECTUS
Town Sports International Holdings, Inc.
4,060,082 SHARES
COMMON STOCK
     This prospectus covers 4,060,082 shares of our common stock that may be offered for resale by the selling stockholders named in this prospectus. These shares consist of shares of our common stock that we issued to the selling stockholders in connection with our restructuring in 2004. We are not offering any shares of common stock pursuant to this prospectus and we will not receive any of the proceeds from the sale of shares by the selling stockholders.
     Our common stock is listed on the NASDAQ Global Market under the symbol “CLUB.” On December 6, 2010, the last reported sale price of our common stock on the NASDAQ Global Market was 3.61 per share.
     The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of the shares of common stock covered by this prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the selling stockholders may offer the shares for sale. The selling stockholders may sell any, all or none of the shares offered by this prospectus. See “Plan of Distribution” beginning on page 12 for more information about how the selling stockholders may sell or dispose of their shares of common stock.
     Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 7, 2010

          We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares are sold on a later date.

FORWARD-LOOKING STATEMENTS
     This prospectus contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding future financial results and performance, potential sales revenue, legal contingencies and tax benefits, and the existence of adverse litigation and other risks, uncertainties and factors. You can identify these forward-looking statements by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative version of these words or other comparable words. These statements are subject to various risks, and uncertainties, many of which are outside our control, including the level of market demand for our services, competitive pressures, our ability to achieve reductions in operating costs and to continue to integrate club acquisitions, environmental initiatives, the application of federal and state tax laws and regulations, and other specific factors discussed herein or set forth under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

ABOUT THIS PROSPECTUS
     This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.
     Unless otherwise stated or the context otherwise indicates, references to “TSI Holdings”, “Town Sports”, “TSI”, “the Company”, “we”, “our” and similar references refer to Town Sports International Holdings, Inc. and its subsidiaries and references to “TSI, LLC” and “TSI, Inc.” refer to Town Sports International, LLC (formerly known as Town Sports International, Inc.), our wholly-owned operating subsidiary.
INCORPORATION BY REFERENCE
     The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the shares of common stock by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
     We incorporate by reference into this prospectus the following documents or information filed with the SEC:
1.	Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010 (File No. 000-52013);

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on April 28, 2010 (File No. 000-52013);

3.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 2, 2010 (File No. 000-52013);

4.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on October 27, 2010 (File No. 000-52013);

5.	Current Report on Form 8-K, dated February 24, 2010, filed on February 24, 2010 (File No. 000-52013);

6.	Current Report on Form 8-K, dated March 22, 2010, filed on March 22, 2010 (File No. 000-52013);

7.	Current Report on Form 8-K, dated May 14, 2010, filed on May 14, 2010 (File No. 000-52013);

8.	Current Report on Form 8-K, dated November 30, 2010, filed on November 30, 2010 (File No. 000-52013);

9.	The description of shares of common stock contained in the Registration Statement on Form 8-A, dated May 22, 2006 (File No. 001-32975), of Town Sports International Holdings, Inc., filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934; and

10.	All documents filed by Town Sports International Holdings, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offerings to which this prospectus relates.
     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Town Sports International Holdings, Inc., at 5 Penn Plaza -4th Floor, New York, New York 10001. You also may contact us at (212) 246-6700 or visit our website at www.mysportsclubs.com, under the “Investor Relations — SEC Filings”

section, for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase the shares offered hereby.

TOWN SPORTS
     Based on number of clubs, we are one of the largest owners and operators of fitness clubs in the Northeast and Mid-Atlantic regions of the United States and one of the largest fitness club owners and operators in the United States. As of September 30, 2010, the Company, through its subsidiaries, operated 160 fitness clubs under our four key regional brand names; “New York Sports Clubs” (NYSC), “Boston Sports Clubs” (BSC), “Philadelphia Sports Clubs” (PSC) and “Washington Sports Clubs” (WSC). These clubs collectively served approximately 493,000 members, including 16,000 members under our new student membership, as of September 30, 2010. We owned and operated a total of 108 clubs under the “New York Sports Clubs” brand name within a 120-mile radius of New York City as of September 30, 2010, including 38 locations in Manhattan where we are the largest fitness club owner and operator (more than twice as many as our nearest competitor). We owned and operated 25 clubs in the Boston region under our “Boston Sports Clubs” brand name, 18 clubs (two of which are partly-owned) in the Washington, D.C. region under our “Washington Sports Clubs” brand name and six clubs in the Philadelphia region under our “Philadelphia Sports Clubs” brand name as of September 30, 2010. In addition, we owned and operated three clubs in Switzerland as of September 30, 2010. We employ localized brand names for our clubs to create an image and atmosphere consistent with the local community and to foster recognition as a local network of quality fitness clubs rather than a national chain.
     Town Sports International Holdings, Inc. was incorporated in the State of Delaware on January 20, 2004. Our principal executive offices are located at 5 Penn Plaza —4th Floor, New York, New York 10001, and our telephone number is (212) 246-6700.

RISK FACTORS
     Investing in our common stock involves risks. You should review the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

USE OF PROCEEDS
     The selling stockholders will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus. We will not receive any of such proceeds.

DESCRIPTION OF CAPITAL STOCK
General
     The following description of our capital stock is a summary and is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation of Town Sports International Holdings, Inc. (as amended, the “Certificate of Incorporation”) and the Second Amended and Restated By-laws of Town Sports International Holdings, Inc. (as amended, the “By-Laws”), copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law. See “Where You Can Find More Information.”
     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
     As of November 30, 2010, there were 22,658,363 shares of our common stock outstanding, held of record by approximately 91 stockholders.
     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of funds legally available for dividends, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.
Preferred Stock
     There are no shares of our preferred stock outstanding. Our board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock.
Registration Rights
     Pursuant to the registration rights agreement dated February 4, 2004, which was amended as of March 23, 2006 and May 30, 2006 (the “Registration Rights Agreement”), certain stockholders, including the selling stockholders named in this prospectus, have the right to require the Company, at its expense and subject to certain limitations, to register under the Securities Act of 1933 (the “Securities Act”) all or part of the shares of common stock held by them, which we refer to as the registrable securities.
     All holders of registrable securities are entitled to an unlimited number of “piggyback” registrations, with TSI paying all expenses of the offering, whenever TSI proposes to register its common stock under the Securities Act. Each such holder is subject to certain limitations on its ability to participate in such a “piggyback” registration.

     In addition, pursuant to the Registration Rights Agreement, TSI has agreed to indemnify all holders of registrable securities against certain liabilities, including certain liabilities under the Securities Act.
Authorized but Unissued Capital Stock
     Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Market, which apply so long as our common stock remains listed on the NASDAQ Global Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
     One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.
Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and By-Laws
Undesignated Preferred Stock
     The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
     The By-Laws provide that, subject to applicable law, special meetings of the stockholders may be called only by the chairperson of our board of directors, our chief executive officer, our president or at the written request of at least a majority of the members of our board of directors. The By-Laws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.
     The By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, the Certificate of Incorporation provides that vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
     The Certificate of Incorporation provides that the board of directors is expressly authorized to repeal, alter, amend or rescind the By-Laws. The By-Laws may also be repealed, altered, amended or rescinded by the stockholders holding at least a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

No Cumulative Voting
     The General Corporation Law of the State of Delaware (“DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation does not expressly provide for cumulative voting.
Delaware Anti-Takeover Statute
     We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:
•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and authorized by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
     Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.
     Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is BNY Mellon.

SELLING STOCKHOLDERS
     The following table sets forth information with respect to the selling stockholders and the shares of our common stock beneficially owned by the selling stockholders as of November 30, 2010 that may from time to time be offered or sold pursuant to this prospectus. The selling stockholders may offer all, some or none of their shares of common stock. We cannot advise you as to whether selling stockholders will, in fact, sell any or all of such shares of common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

			Maximum
			Number of
	Number of Shares		Shares Being	Number of Shares
	Beneficially		Offered	Beneficially
	Owned Before the Offering		Hereby	Owned After the Offering(2)
Name of Selling Stockholder	Number	Percent(1)	Number	Number	Percent(1)
Farallon Capital Partners, L.P.(3)	1,396,011	6.2%	1,396,011	—	—
Farallon Capital Institutional Partners, L.P.(3)	1,574,334	6.9%	1,574,334	—	—
Farallon Capital Institutional Partners II, L.P.(3)	1,021,256	4.5%	1,021,256	—	—
Farallon Capital Offshore Investors II, L.P.(3)	65,981	0.3%	65,981	—	—
Farallon Capital Institutional Partners III, L.P.(3)	2,500	0.0%	2,500	—	—

Total	4,060,082	17.9%	4,060,082	—	0.0%

(1)	Calculated based on 22,658,363 shares of our common stock outstanding as of November 30, 2010.

(2)	For purposes of this table only we have assumed that the selling stockholders will sell all of the shares of our common stock offered by this prospectus.

(3)	Farallon Partners, L.L.C. (“FPLLC”) is the general partner of the following partnerships (collectively, the “Farallon Entities”): Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Farallon Capital Offshore Investors II, L.P. Each of the following persons (the “Farallon Managing Members”) are managing members of FPLLC with the power to exercise discretion: Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Davide Leone, Michael G. Linn, Douglas M. MacMahon, Stephen L. Millham, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J.M. Spokes, Thomas F. Steyer and Mark C. Wehrly. Each of FPLLC and the Farallon Managing Members disclaims beneficial ownership of shares of our common stock held by the Farallon Entities, except to the extent of their respective pecuniary interest therein. Each of the Farallon Entities disclaims beneficial ownership of shares of our common stock, other than those held by such Farallon Entity. All of the entities and individuals identified in this footnote disclaim group attribution.
     Information above with respect to beneficial ownership has been furnished by each selling stockholder, and we have not sought to verify such information. None of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.
     For purposes of this prospectus, selling stockholders include partners, donees, pledgees, direct and indirect transferees or other successors-in-interest from time to time selling shares received from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale transfer.
     We will pay the expenses incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales.
     The fact that the selling stockholders have invested in and hold shares of our common stock is not to be construed as a representation or recommendation of any kind on the part of any selling shareholder as to the investment quality of the shares covered by this prospectus, nor does it imply in any way that any selling stockholder will assist in meeting any of our company’s future financial requirements.

PLAN OF DISTRIBUTION
     The selling stockholders have advised us as to the plan of distribution for the shares of common stock offered hereby, as follows:
     The selling stockholders may, from time to time offer and sell, transfer or otherwise dispose of any or all of their shares of common stock through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. Any such price may be changed from time to time. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, dealers or agents who may receive fees or commissions in connection with any such sale. The selling stockholders may dispose of the shares or interests therein by a variety of methods, including the following:
•	on any national securities exchange on which our common stock may be listed at the time of sale, including the NASDAQ Global Market;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchange or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	in any combination of the above or by any other legally available means.
     These transactions may include block transactions (in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction) or crosses (in which the same broker-dealer acts as agent on both sides of the trade).
     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.
     Selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by or any discounts or concessions allowed to such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. Generally, the underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any over-allotment option).
     The selling stockholders may sell the securities through agents from time to time. Generally, any agent will be acting on a best efforts basis for the period of its appointment. Any underwriters, broker-dealers and agents that participate in the distribution of the securities may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act.
     In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The selling stockholders may enter into derivative transactions or forward sale agreements on shares of common stock with third parties. In such event, the selling stockholders may pledge the shares underlying such transactions to the counterparties under such agreements, to secure the selling stockholders’ delivery obligation. The counterparties or third parties may borrow shares of common stock from us, the selling stockholders or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, the selling stockholders may deliver shares of common stock to the counterparties that, in turn, the counterparties may deliver to the selling stockholders or third parties, as the case may be, to close out the open borrowings of common stock. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.
     Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate activities that may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.
     In order to comply with the securities laws of some states, if applicable, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, some states may restrict the selling stockholders from selling shares unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act during such time as they may be engaged in a distribution of the shares. Regulation M may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person and may, therefore affect the marketability of the common stock.
     As of the date of this prospectus, the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the shares of common stock covered by this prospectus. At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.
     We have agreed to indemnify the selling stockholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling stockholders will be entitled to contribution from us in connection with such liabilities.
     We cannot assure you that the selling stockholders will sell all or any of the common stock offered under the registration statement.
LEGAL MATTERS
     The validity of the shares of common stock offered hereby will be passed upon for us by David M. Kastin, Esq., our Senior Vice President — General Counsel and Corporate Secretary.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.
     You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.
     We are subject to the information requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We make available free of charge on our website at www.mysportsclubs.com, under the “Investor Relations — SEC Filings” section, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.